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                                                                EXHIBIT 23(d)-9a


                                 AMENDMENT NO. 1
                                     TO THE
                             SUB-ADVISORY AGREEMENT
                   BETWEEN BAY ISLE FINANCIAL CORPORATION AND
                                   BERGER LLC

         This AMENDMENT NO. 1 TO THE SUB-ADVISORY AGREEMENT (the "Amendment") is made effective the 16th of May, 2000 between Bay Isle Financial Corporation, a California corporation ("Bay Isle"), and Berger LLC, a Nevada limited liability company ("Berger").

         WHEREAS, Bay Isle and Berger entered into that certain Sub-Advisory Agreement dated effective as of July 1, 1999 (the "Agreement"), setting forth the terms and conditions under which Berger has engaged Bay Isle to provide sub-advisory investment services with respect to the Berger Information Technology Fund (the "Fund"), a series of the Berger Investment Portfolio Trust, a Delaware business trust.

         WHEREAS, Bay Isle and Berger desire to amend the Agreement in the manner hereinafter set forth;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 11 the Agreement, Bay Isle and Berger hereby amend the Agreement in the following form:

         1. Sub-Advisory Fees. Section 4 of the Agreement entitled Compensation is hereby deleted and replaced in its entirety by the following:

                           "4. Compensation. For Bay Isle's services under this
                  Agreement, Berger shall pay to Bay Isle a fee equal to 50% of the advisory fees Berger receives from the Fund. Such fee shall be computed and accrued daily and payable monthly as of the last day of each month during which or part of which this Agreement is in effect. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which the Agreement is effective."

         2. No Other Changes. No changes to the Agreement are intended by the parties other than the change reflected in Section 1 of this Amendment, and all other provisions of the Agreement are hereby confirmed.

         3. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principals thereof) and the Investment Company Act of 1940, as amended. To the extent that applicable laws of the


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State of Colorado conflict with the applicable provisions of the Investment
Company Act of 1940, as amended, the latter shall control.

         IN WITNESS THEREOF, Bay Isle and Berger have caused this Amendment to be executed by their duly authorized officers effective of the date first written above.


BERGER LLC                                  BAY ISLE FINANCIAL CORPORATION


By:                                         By:
    --------------------------------            --------------------------------
Name: Jack R. Thompson                      Name: Gary G. Pollock
Title: President                            Title: President


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